[ FINANCIAL TRUST CORP LOGO ]

                              1415 Ritner Highway
                          Carlisle, Pennsylvania 17013


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS



     The 1996 Annual Meeting of Shareholders of Financial Trust Corp will be held at the office of the Corporation, 1415 Ritner Highway, Carlisle, Pennsylvania, on Wednesday, April 24, 1996, at 1:00 P.M. for the purpose of considering and acting upon the following:

1. The election of two directors for terms expiring in 1997, one director for a term expiring in 1998 and seven directors for terms expiring in 1999; and

2. The transaction of any other business which may properly come before the meeting or any adjournment thereof.

     Only those shareholders of record at the close of business on March 8, 1996, will be entitled to vote at the meeting, or any adjournment.

     Whether or not you intend to be present at the annual meeting on April 24, 1996, please sign and date the enclosed proxy card and return it promptly in the enclosed envelope. This will not limit your right to vote in person if you wish to do so at the meeting.

                                           By order of the Board of Directors,


                                           Lauren L. Shutt, Secretary


March 20, 1996

                         [ FINANCIAL TRUST CORP LOGO ]

                              1415 Ritner Highway
                          Carlisle, Pennsylvania 17013

                                PROXY STATEMENT

     The accompanying proxy is solicited by the Board of Directors of Financial Trust Corp (the "Corporation") to be used at the Annual Meeting of Shareholders to be held on April 24, 1996, at 1:00 P.M. at 1415 Ritner Highway, Carlisle, Pennsylvania. The expenses in connection with this solicitation will be borne by the Corporation. This Proxy Statement and the accompanying proxy were first sent or given to shareholders on or about March 20, 1996.

     Proxies which are properly executed and returned will be voted in accordance with the directions indicated thereon. In the absence of such directions, proxies will be voted in favor of each of the nominees for director. The proxy may, nevertheless, be revoked by filing with the Secretary of the Corporation at any time prior to the voting thereof either a written revocation or a proxy bearing a later date. In addition, shareholders who attend the Annual Meeting may, if they wish, vote in person even if they have mailed in their proxies, in which event the proxies will be deemed to have been revoked.

     The close of business on Friday, March 8, 1996, has been fixed as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting. As of that date, the Corporation had issued and outstanding 7,765,443 shares of Common Stock. Holders of Common Stock are entitled to one vote for each share of Common Stock held and do not have cumulative voting rights. A majority of outstanding shares present in person or by proxy constitutes a quorum.

                OUTSTANDING STOCK AND PRINCIPAL HOLDERS THEREOF

     As of March 8, 1996, Financial Trust Services Company ("FTSC"), which is a trust subsidiary of the Corporation organized in 1995, the total outstanding shares of which are beneficially owned by the Corporation, held either directly or by way of its nominees, an aggregate of 650,009 shares, or approximately 8.37% of the outstanding Common Stock of the Corporation as fiduciary for certain trusts, estates and agency accounts which beneficially own such shares. Of these shares, FTSC had sole voting power with respect to 521,032 shares and shared voting power with respect to 116,859 shares. FTSC, as fiduciary, has the right and power, exercisable either alone or in conjunction with a co-fiduciary, to vote such shares in the best interest of any such trust, estate or agency account and the beneficiaries or principals thereof. FTSC will vote the shares for which it has sole voting power in favor of the Board of Directors' nominees as directors. In instances in which it has shared voting power, FTSC will vote the shares in accordance with the directions of the other fiduciary, or if no such direction is given, will vote the shares in favor of the nominees.

     To the best of the Corporation's information and belief, no other person or group holds beneficially or of record, directly or indirectly, 5% or more of the outstanding shares of the Corporation's Common Stock.

                             ELECTION OF DIRECTORS

     In accordance with the bylaws of the Corporation, the Board of Directors is divided into three classes, with the terms of office of approximately one-third of the total number of directors expiring in successive years. The bylaws also provide that the Board of Directors shall consist of such number as may be determined by the Board, which has set the number at 21.

     The persons named in the enclosed proxy intend to exercise the authority conferred therein to vote in favor of the election of the ten nominees listed below, all of whom are now directors of the Corporation. Each director elected at the Annual Meeting of Shareholders will serve, in absence of resignation, removal or disqualification, for a term as listed of one, two or three years until the Annual Meeting of Shareholders of the last year of his or her term, and until a successor is duly elected and qualified. In case any of the nominees should become unavailable for election for any reason not presently known or contemplated, the persons named in the proxy will have discretionary authority to vote for a substitute. In the election of directors, the candidates receiving the highest number of votes, up to the number of directors to be elected in each class, shall be elected to the Board of Directors.

     The following table sets forth information as of March 8, 1996, regarding each of the ten nominees for election as director as well as each of the eleven continuing directors. Except for Mr. Brake, who beneficially owned approximately 1.30% of the outstanding Common Stock and for Mr. Shank, who beneficially owned approximately 1.05% of the outstanding Common Stock, the persons named in the table each beneficially owned less than 1% of the outstanding Common Stock at March 8, 1996. The directors and executive officers as a group, a total of 22 persons, beneficially owned approximately 5.97% of the outstanding Common Stock at that date.

     Messrs. Byron, Shank and Patterson became directors with the acquisition of Washington County National Bank in 1995. The Corporation's bylaws require that they stand for election at the next Annual Meeting of the Corporation.

                             Business Experience Including                    Shares of Common
                             Principal Occupation for the                     Stock Beneficially Owned,
                             Past 5 Years and Certain Other      Director     Directly or Indirectly,
Name and Age                 Directorships (1)                   Since        as of March 8, 1996 (2)
------------                 -----------------                   -----        -----------------------
                  NOMINEES FOR A ONE YEAR TERM EXPIRING IN 1997

James E. Byron (68)             International Trade Specialist       1995       23,219
                                U.S. Department of Commerce

Thomas H. Shank (66)            Chairman, G.A. Miller Lumber         1995       81,571
                                Company Inc., Real Estate
                                Developer; Chairman, Washington
                                County National Bank

                  NOMINEE FOR A TWO YEAR TERM EXPIRING IN 1998

M.L. Patterson, Jr. (65)        Senior Vice President of             1995        3,267
                                the Corporation; President
                                and CEO, Washington County
                                National Bank

                NOMINEES FOR A THREE YEAR TERM EXPIRING IN 1999


Lynn S. Baker (45)              Senior Vice President of the         1990        3,029
                                Corporation; Executive Vice
                                President, Financial Trust Company


Harold L. Brake (59)            President, Charles E. Brake Co.,     1984      100,858
                                Inc. (Excavating Contractors);
                                Chairman, Chambersburg Trust
                                Company

George F. Henneberger (68)      Owner, Stickell's General Store      1984        8,551

Richard G. King (51)            President, Utz Quality Foods,        1990        2,786
                                Inc. (Snack Food Manufacturer
                                and Wholesaler)

William F. Shull (62)           Retired Executive Director,          1987        9,717
                                Greater Waynesboro Chamber
                                of Commerce

Paul L. Strickler (66)          Retired Executive Vice               1982       15,115
                                President, United Telephone
                                System - Eastern Group

Mary Ann Warrell (66)           Director, Pennsylvania Dutch         1982        4,752
                                Co., Inc. (Candy Manufacturer
                                and Distributor)

                      DIRECTORS WHOSE TERMS EXPIRE IN 1997

Thomas E. Beck (44)             Vice President/Finance, Bitrek
                                Corp. (Pipe Fittings Manufacturer)   1987       11,018

Dennis C. Caverly (61)          Senior Vice President of the         1991       17,559
                                Corporation; Chairman and CEO,
                                First National Bank and Trust
                                Co.; President, Financial Trust
                                Services Company

Webb S. Hersperger, M.D. (65)   Physician                            1982       13,386

Allan W. Holman, Jr., Esq. (66) Partner, Holman and Holman           1993        4,492

Peter C. Zimmerman (49)         President and CEO of the             1991        7,400
                                Corporation; President and
                                CEO, Chambersburg Trust
                                Company


                                       3


                      DIRECTORS WHOSE TERMS EXPIRE IN 1998

Robert W. Brown (67)            President, Wacco Properties         1987        27,334
                                (Real Estate Development
                                and Rentals)

George P. Buckey (69)           Retired President, Teledyne         1987        13,906
                                Landis Machine Co.

Thomas G. Burkey (60)           Owner, Horst Electric Co.           1984        53,069
                                (Electrical Contracting)

William H. Kiick (60)           Senior Vice President of the        1991         2,390
                                Corporation; President and
                                CEO, Financial Trust Company

Jack K. Sunday (68)             Dairy Farmer                        1982        29,000

Ray L. Wolfe (57)               Chairman and CEO of the             1982        29,115
                                Corporation; Chairman,
                                Financial Trust Company

All directors and                                                              463,759
executive officers
as a group (22)


     (1) Each director has held, or prior to his or her retirement held, the positions indicated or other comparable policy-making positions for the entities named for at least the last five years with the exceptions of Mr. Kiick, Mr. Zimmerman, Mr. Caverly and Mr. Wolfe. Mr. Kiick was elected President and CEO of Financial Trust Company in 1995. He was formerly President of First Federal Savings Bank. Mr. Zimmerman was elected President and COO of the Corporation in 1995. He was formerly Senior Vice President of the Corporation. He is also President and CEO of Chambersburg Trust Company. Mr. Caverly, formerly President of First National Bank and Trust Co., was elected Chairman and CEO of First National Bank and Trust Co. and President of Financial Trust Services Company in 1995. Mr. Wolfe, formerly President and CEO of the Corporation and of Financial Trust Company, was elected Chairman and CEO of the Corporation and Chairman of Financial Trust Company in 1995.

     (2) Each nominee or his or her family members have sole voting and/or investment power with respect to the shares included in the table, except that
a) the following included shares are held in trustee, custodian or similar fiduciary capacities: Mr. Beck, 2,806; Mr. Brake, 7,314; Mr. Brown, 22,345; Mr. Strickler, 13,561; Mr. Kiick, 300, b) Mr. Burkey's reported shares include 9,200 shares owned by the Cedar Grove Cemetery Association, of which Mr. Burkey is an officer and part owner, c) Mr. Buckey's reported shares include 1,000 shares owned by Kilfadda Corp, of which Mr. Buckey is President and which is owned by him and his immediate family, and d) Mr. Shank's reported shares include 10,917 shares owned by a partnership in which Mr. Shank is a one-third partner.

     No person named above as a nominee or director has any family relationship with any other person so named, and there are no arrangements or understandings between any nominee or director and any other person pursuant to which any person was or is to be selected to be a nominee or director.

     A majority of the Board of Directors may increase the number of directors between meetings of the shareholders. Any vacancy occurring in the Board of Directors, whether due to an increase in the number of directors, resignation, retirement, death or any other reason, may be filled by an appointment made by the remaining directors.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During 1995, one special and four regular meetings of the Board of Directors were held. All incumbent directors attended at least 75% of the total meetings of the Board and the committees on which they served, excepting Mr. Brown, who attended 60% of Audit Committee meetings.

     Directors of the Corporation who are not officers are paid $350 for attendance at each meeting of the Board and $150 for attendance at each committee meeting which is not preceding, following or coincident with a full Board meeting. Directors who are not employees may elect to defer these fees for periods of not less than three years and no longer than a period ending with the year in which the director attains age 70. Interest is paid on the deferrals at a rate tied to the six month United States Treasury Bill.

     Non-employee directors are also eligible to receive stock options at the time of each annual meeting. The Non-Employee Director Stock Option Plan is described in the Human Resources Committee Report on Executive Compensation.

     Members of the directors' Audit Committee are Paul L. Strickler, Chairman, Robert W. Brown, Thomas G. Burkey, James E. Byron, George F. Henneberger, Webb
S. Hersperger, M.D., Wayne D. Hill, Allan W. Holman, Jr., Esq., Edward J. O'Donnell, III and Warren A. Resley. The Committee, which met five times during 1995, reviews the reports of the Audit Department and relates significant findings and recommendations to the Board of Directors. The Committee meets annually with representatives of the Corporation's independent auditors to review their audit reports and management letter, which details any observed internal control weaknesses and recommendations for improvement.

     Members of the directors' Executive Committee are Paul L. Strickler, Chairman, Harold L. Brake, Robert W. Brown, Dennis C. Caverly, William H. Kiick, Richard G. King, M.L. Patterson, Jr., Thomas H. Shank, Ray L. Wolfe and Peter C. Zimmerman. The Committee, which met once during 1995, exercises the powers of the Board of Directors between Board meetings, and makes recommendations to the Board on various matters.

     Members of the directors' Human Resources Committee are Richard G. King, Chairman, Thomas E. Beck, Thomas G. Burkey, Harold L. Brake, George P. Buckey, Thomas H. Shank, Jack K. Sunday and Mary Ann Warrell. The Committee, which met three times during 1995, reviews the Corporation's compensation administration and employee benefit programs and makes recommendations to the Board of Directors concerning these matters (see the Committee's Report following the table on Executive Compensation).

     Members of the directors' Planning Committee are Paul L. Strickler, Chairman, Harold L. Brake, Robert W. Brown, Richard G. King, Thomas H. Shank and Ray L. Wolfe. The Committee, which met five times during 1995, evaluates earnings, dividend policy and possible stock repurchase plans. The Committee also explores acquisitions and mergers, and makes recommendations to the Board of Directors concerning these matters.

     The Board of Directors does not have a standing Nominating Committee.

                             EXECUTIVE COMPENSATION
                           SUMMARY COMPENSATION TABLE

     The following table sets forth information regarding the components of compensation for the years ended December 31, 1993, 1994 and 1995 for the five most highly compensated executive officers whose compensation exceeded $100,000.

                                                                                                   LONG-TERM
                                                                 ANNUAL COMPENSATION              COMPENSATION          All
                                                                 ----------------------------------------------        Other
                                                                                      Other Annual                  Compensation
Name and Principal Position                          Year    Salary (1)   Bonus (1)  Compensation (2)  Options (3)     (4) (5)
---------------------------                          ----    ----------   ---------  ----------------  -----------     -------
Ray L. Wolfe                                          1995   250,000      41,695         22,500           3,448         18,150
Chairman & CEO of the Corporation;                    1994   230,000      36,441         22,500           3,055         15,150
Chairman of Financial Trust Company                   1993   214,000      38,168         32,100           2,845          3,150

Peter C. Zimmerman                                    1995   135,000      23,474         20,250           1,914            773
President & COO of the Corporation;                   1994   121,500      20,049         18,225           1,684            675
President & CEO of  Chambersburg Trust Company        1993   114,423      18,273         17,163           1,476            633

Dennis C. Caverly                                     1995   126,500      18,373         18,975           1,860          2,864
Senior Vice President of the Corporation;             1994   120,500      16,698         18,075           1,650          1,728
Chairman  & CEO of First National Bank and Trust      1993   115,500      15,384         17,325           1,458          1,638
Co.; President of Financial Trust Services Company

William H. Kiick                                      1995   122,692      17,462         18,404           1,713          3,117
Senior Vice President of the Corporation;             1994   110,000      16,504         16,500           1,662          1,548
President & CEO of  Financial Trust Company           1993   105,000      28,516         15,750           1,358          1,458

Lynn S. Baker                                         1995   108,500       7,928         16,275           1,532            585
Senior Vice President of the Corporation;             1994   105,000       7,119         15,750           1,361            322
Executive Vice President of Financial Trust Company   1993    96,750       8,920         14,513           1,264            302





     (1) Salary and Bonus are discussed in the Human Resources Committee's report which appears hereinafter.

     (2) The Corporation has a Profit Sharing Plan which is described along with other employee benefit plans in the report of the Human Resources Committee. Amounts in this column represent the amounts accrued for each of the named officers under the Profit Sharing Plan in the years 1993, 1994 and 1995.

     (3) For 1995 stock option grant information, please see the following table.

     (4) Amounts appearing in this column represent payment by the Corporation for term life insurance coverage, available under a group plan offered on the same terms to all employees of the Corporation. See (5) for additional amount attributable to Mr. Wolfe.

     (5) Effective January 1, 1994, Mr. Wolfe was a participant in the Supplemental Employee Retirement Plan, which is a non-qualified plan that provides certain officers defined pension benefits and non-contributory profit sharing benefits in excess of limits imposed by federal law. Mr. Wolfe's non-contributory profit sharing benefit for 1995 was $15,000 and for 1994 was $12,000.

Stock Option Grants in 1995

     The following table sets forth information concerning individual grants of options to purchase the Corporation's Common Stock made to the named officers on January 18, 1995.


                                          Individual Grants
----------------------------------------------------------------------------------------------------
                                                                                                         Potential Realizable Value
                                                                                                           At Assumed Annual Rates
                                                                                                               Of Stock Price
                                                                                                           Appreciation For Option
                                                                                                                   Term (1)
                                                                                                                   --------
                                            Percent of Total
                                            Options Granted
                            Options         to All Employees    Exercise        Market         Expiration
Name                       Granted (#)          in 1995       Price ($/Sh)   Price ($/Sh)       Date (2)         5%        10%
----                       -----------          -------       ------------   ------------       --------         --        ---
Ray L. Wolfe                  3,448                23%            29.00          29.00           1/18/2005     62,884    159,362
Peter C. Zimmerman            1,914                13%            29.00          29.00           1/18/2005     34,907     88,462
Dennis C. Caverly             1,860                12%            29.00          29.00           1/18/2005     33,923     85,966
William H. Kiick              1,713                12%            29.00          29.00           1/18/2005     31,242     79,173
Lynn S. Baker                 1,532                10%            29.00          29.00           1/18/2005     27,941     70,807
All Others                    4,533                30%            29.00          29.00           1/18/2005     82,673    209,509
Total Options Granted
To Employees in 1995         15,000               100%            29.00          29.00           1/18/2005    273,570    693,279

Total Shares Outstanding  7,765,443
As of March 8, 1996

     (1) The dollar amounts under these columns are the result of calculations at the 5% and 10% assumed rates of stock price appreciation required by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Corporation's stock price. The actual value of the stock options will depend upon the future price of the stock. The appreciation shown is for the ten year option term.

     (2) Stock options have an expiration date of January 18, 2005. Options become exercisable one year after the date of grant.

Aggregated Option Exercises In 1995 And Option Values As Of December 31,
1995

     The following table sets forth information concerning the value of the stock options of the named officers as of December 31, 1995. No options were exercised in 1995 by the named officers.

                      Shares Acquired      Value        Number of Unexercised Options at   Value of Unexercised in-the Money
Name                     Exercise (#)    Realized ($)             12/31/95(#)                    Options at 12/31/95 (1)
----                     ------------    ------------             -----------                    -----------------------
                                                         Exercisable      Unexercisable      Exercisable        Unexercisable
                                                         -----------      -------------      -----------        -------------
Ray L. Wolfe                  0               0              5,900           3,448            $21,053               $4,310

Peter C. Zimmerman            0               0              3,160           1,914            $10,922               $2,393

Dennis C. Caverly             0               0              3,108           1,860            $10,789               $2,325

William H. Kiick              0               0              3,020           1,713            $10,049               $2,141

Lynn S. Baker                 0               0              2,625           1,532            $ 9,354               $1,915



     (1) Represents the difference between the aggregate market value at December 31, 1995 of the shares subject to the options and the aggregate option price of those shares.

                        HUMAN RESOURCES COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION



     General. The Corporation does not have a Compensation Committee; rather, the Human Resources Committee is charged with making decisions and recommendations to the Board of Directors with regard to compensation of all employees of the Corporation, and executive officers in particular.

     Actions of the Human Resources Committee with regard to executive compensation are designed to provide competitive levels of base salary, incentive bonus opportunity and equity ownership to the chief executive officer
(CEO) and the other four most highly compensated senior officers of the Corporation (the Senior Executives). They are also designed to relate the forms of compensation to the performance of the Corporation on the basis of earnings and growth; there is no relationship at present of executive compensation to the performance of the Corporation's common stock on the NASDAQ over the counter market, where its shares are traded. If the company's price performance had been included in the compensation formula, the CEO and the Senior Executives would have received higher compensation during three of the last five years. A graph comparing the Corporation's stock performance to the domestic NASDAQ market and a peer group of Middle Atlantic banking companies appears following this report.

     Other executive officers and key employees are eligible to participate in the Executive Incentive Plan and the Stock Option Plan of 1992. Determination of awards under the programs differ between participants depending on the relevant level of responsibility exercised by the participant, but all formulae used are similar to that of the chief executive officer.

     Compensation paid to the Corporation's executive officers in 1995, as reflected in the foregoing table as to the Senior Executives, consisted of base salary, incentive bonus, profit sharing, Supplemental Employee Retirement Plan benefits and the value of payments for term life insurance coverage.

     Executive officers and other key employees may participate in the Deferred Compensation Plan of Financial Trust Corp which allows participants to defer a portion of their compensation. Interest is paid on the deferrals at a rate tied to the six month United States Treasury Bill.

     Compensation of the Chief Executive Officer. Regulations of the Securities and Exchange Commission require disclosure of the bases for compensation reported for the CEO, Ray L. Wolfe, and the relationship between the Corporation's performance during fiscal year 1995 and Mr. Wolfe's compensation.

     Mr. Wolfe's base salary during 1995 was set in 1994, and was considered to reward him for his and the Corporation's performance during 1994 and to be competitive with base salaries paid CEO's of other banking companies of similar size and scope of operations. In late 1995, the Human Resources Committee approved a 20% increase in Mr. Wolfe's base salary, effective January 1, 1996, an action which was ratified by the Board of Directors.

     Mr. Wolfe is eligible to participate in the same incentive compensation plans available to the other Senior Executives. The Human Resources Committee relies on both performance related criteria and subjective factors in arriving at awards under both the Executive Incentive Plan and the Stock Option Plan of 1992. This provides the CEO with incentive to be goal-directed, while providing stability regarding the relative level of his compensation through the use of non-performance factors.

     Mr. Wolfe's 1995 award under the Executive Incentive Plan ("Bonus" in the table) was based 46% on objective performance criteria and 54% on subjective criteria. Objective performance criteria included earnings growth for Financial Trust Company and for the Corporation, as well as funds growth for both entities. As indicated in the Table, Mr. Wolfe is Chairman of the Board of Financial Trust Company and Chairman and CEO of the Corporation. Funds growth is defined as the percentage of growth of average deposits and repurchase agreements. Of the objective performance portion of Mr. Wolfe's award under the Executive Incentive Plan, 40% was based on earnings and funds growth for Financial Trust Company and 60% on earnings and funds growth for the Corporation.

     The other Senior Executives' awards under the Executive Incentive Plan were determined using similar formulae, although the weighting of the objective performance portion for these individuals was 75% based upon earnings and funds growth for the banking subsidiary where each performed his principal duties, and 25% upon the earnings and funds growth of the Corporation, except for Mr. Baker, whose objective portion was 100% based upon the earnings and funds growth of Financial Trust Company, and for Mr. Zimmerman, whose objective portion was 65% based upon earnings and funds growth for Chambersburg Trust Company and 35% upon the earnings and funds growth of the Corporation.

     One half of the aggregate annual amount awarded under the Executive Incentive Plan is payable as soon as practicable after the end of the year for which the award is granted. The balance is paid in two equal nonvested shares in the two years following the award. No interest is accrued on the deferred portion.

     The Employee Retirement Plan. The Employee Retirement Plan is a defined benefit plan under the Employee Retirement Income Security Act of 1974. Each full-time employee of the Corporation or its subsidiaries becomes an eligible participant after completing one year of service and attaining the age of 21. The Plan generally provides for a prospective pension benefit at age 65 calculated as follows: 1.15% of average monthly compensation multiplied by the number of years of service, plus 0.65% of average monthly compensation which is in excess of the Social Security Integration Level multiplied by the number of years of service to a maximum of 35 years. The average monthly compensation is based on the highest five consecutive years out of the final ten years prior to the earlier of the date of termination or normal retirement.

     Amounts are set aside each year in trust on the basis of actuarial calculations. Such amounts cannot be readily determined with respect to any specified person. The normal cost to the Plan in 1994 and 1995 was equal to 4.6% and 4.7% respectively of the total salaries of Plan participants at the beginning of the year. Remuneration covered by the Plan is equal to total W-2 pay excluding bonuses and commissions. Retirement benefits are not subject to any deduction for Social Security benefits or other offset amounts.

     The following is a table which shows the estimated annual benefits payable upon retirement to persons in the identified years of service and salary categories, assuming retirement at age 65 and retirement during 1995. The Social Security Integration Level in effect during 1995 was $25,920.



       Final Average
       Compensation                  Annual Retirement Benefits for Years
                                            of Service Indicated

                                  10 Years    20 Years      30 Years   40 Years
-------------------------------------------------------------------------------
         $ 25,000                $ 2,875      $ 5,750        $ 8,625    $11,500

           50,000                  7,315       14,630         21,946     28,478

           75,000                 11,815       23,630         35,446     45,666

          100,000                 16,315       32,630         48,946     62,853

          125,000                 20,815       41,630         62,446     80,041

          150,000                 25,315       50,630         75,946     97,228

          200,000                 25,315       50,630         75,946     97,228


     Mr. Wolfe has 40 years of credited service under the Plan and $150,000 of the amount reported for him in the compensation table would be included in the calculation of final average compensation. Similarly, Mr. Caverly has 33 years, Mr. Zimmerman 21 years, Mr. Baker 5 years, and Mr. Kiick 4 years of credited service under the Plan; $126,500, $135,000, $108,500, and $122,692 of the
amounts reported for them respectively in the compensation table would be included in the calculation of final average compensation. Under the Supplemental Employee Retirement Plan, Mr. Wolfe has a defined benefit pension equivalent for 1995 of $75,257 and for 1994 of $55,431.

     The Profit Sharing Plan. The Corporation has a Profit Sharing Plan under which all persons who have been full-time employees of the Corporation or its subsidiaries for at least one year become members of the Plan. Under the Plan, the banking subsidiaries contribute from net earnings or accumulated surplus an amount recommended by the Human Resources Committee and approved by the Board of Directors. The contributions are limited by the maximum income tax deduction allowed.

     The allocation of the contributions under the Profit Sharing Plan is determined as that portion which the compensation of each member bears to the aggregate compensation of all members. A member, on or before November 15 of each year, may elect in writing to receive none, 25% or 50% of his amount in cash, and the balance is deferred.

     Members' requisitely deferred shares vest at the rate of 10% the first full year in the Plan, 20% the second, 40% the third, 60% the fourth, 80% the fifth and 100% the sixth. Members' voluntarily deferred shares vest at the rate of 100% the first full year in the Plan. A member who separates from service for any reason other than death, disability or retirement at age 65 is entitled to receive his or her vested interest. A member who retires at age 65 or becomes disabled is entitled to all amounts credited to him or her. The beneficiary of a member or former member who dies is entitled to all amounts credited to that member.

     From January 1, 1993 to December 31, 1995, the amounts accrued pursuant to the Profit Sharing Plan for the accounts of Messrs. Wolfe, Caverly, Zimmerman, Kiick and Baker are disclosed in the Executive Compensation Table under "Other Annual Compensation." The amount accrued for all employees as a group was $3,438,970.12.

     The Supplemental Employee Retirement Plan. The Corporation sponsors an unfunded supplemental employee retirement plan, which is a nonqualified plan that provides certain officers defined pension benefits and non-contributory profit sharing benefits in excess of limits imposed by federal law. At December 31, 1995, the projected benefit obligation for the plan totaled $507,000, of which $376,000 (comprised of unrecognized net loss of $130,000 and unrecognized prior service cost of $246,000) is subject to later amortization. The remaining $131,000 is included in other liabilities in Financial Trust Corp's consolidated balance sheet.

     The Employee Stock Purchase Plan. The Employee Stock Purchase Plan of 1992 was approved by the shareholders at the 1992 Annual Meeting. This Plan is the successor of several similar employee stock purchase plans which were in effect successively from 1966 through 1991.

     A total of 110,000 shares of the Corporation's common stock have been authorized for use in the Plan. Of the total number of shares available under the Plan, 22,000 shares are available for purchase in each calendar year 1992 through and including 1996; provided that in the event options are granted for less than 22,000 shares in a particular year or that any options granted are not exercised, the unused share balances are carried over and available for use under the Plan in any subsequent year or years.

     Each person who is a full-time employee of the Corporation or its subsidiaries for at least one year is entitled to participate. Each December 31 an eligible employee can purchase shares in an amount equivalent to 10% of his or her annual compensation, subject to certain limitations defined in the Plan, at a purchase price equal to 85% of market value on December 1.

     On December 31, 1995, Messrs. Wolfe, Zimmerman, Caverly, Kiick and Baker purchased 925, 490, 468, 454 and 401 shares respectively. Of a total of 377 employees eligible to participate in 1995, 165 purchased 9,527 shares on December 31, all at an exercise price of $27.00 per share.

     The Stock Option Plan. The Stock Option Plan of 1992 was approved by the shareholders at the 1992 Annual Meeting. A total of 110,000 shares of the Corporation's Common Stock have been authorized for use in the Plan over a seven year period. Shares subject to options which are unexercised upon termination of such options are available for future options granted under the Plan.

     All officers and key employees of the Corporation and of any present or future subsidiary of the Corporation who are employed on a full time basis are eligible to receive an option or options under the Plan. Recommendations for the grant of options are to be made by the members of the Human Resources Committee to the disinterested members of the Board of Directors, sitting as a Stock Option Committee, who must approve such grants.

     The purchase price of shares acquired pursuant to an option is 100% of the fair market value of the shares as of the date of the grant of the option, defined as the mean of the highest and lowest quoted selling prices published in the Wall Street Journal NASDAQ listings for the date of the grant, if shares are traded on that date, or for the first date prior to the date of the grant on which shares are traded.

     The Non-Employee Director Stock Option Plan. Under the Non-Employee Director Stock Option Plan of 1994, 133,333 shares of Common Stock have been reserved for the granting of options to all non-employee directors of the Corporation over a ten year period. The Plan provides for the automatic grant as of the date of the Corporation's annual meeting to each director of an option to purchase 666 shares of the Corporation's Common Stock. The purchase price of shares acquired pursuant to an option is based upon the fair market value as of the date of the annual meeting. Options on 9,324 shares at $27.50 per share were granted on April 26, 1995.

     Washington County National Bank. Washington County National Bank was acquired through merger by Financial Trust Corp on September 30, 1995. Washington County National Bank employees were not eligible to participate in the aforementioned Plans in 1995. They will become eligible for participation on January 1, 1997.

     Insider Compensation Committee Membership. Only disinterested directors are members of the Human Resources Committee. Compensation recommendations for subsidiary bank employees were presented to the Committee by Messrs. Caverly, Zimmerman, Kiick, Patterson and Baker, and compensation recommendations for these five Senior Executives were made by Mr. Wolfe to this committee. Mr. Wolfe's compensation was determined by the members of the Committee.

                                         HUMAN RESOURCES COMMITTEE
                                         Richard G. King, Chairman
                                         Thomas E. Beck, Harold L. Brake,
                                         George P. Buckey, Thomas G. Burkey,
                                         Thomas H. Shank, Jack K. Sunday
                                         and Mary Ann Warrell, Members

                         STOCK PRICE PERFORMANCE GRAPH

The following line graph presentation compares Financial Trust Corp's five year cumulative shareholder return with the NASDAQ Market Index (U.S. Companies) and a Peer Group Index comprised of 145 Middle Atlantic banking companies.

                  COMPARE 5-YEAR CUMULATIVE TOTAL RETURN AMONG
          FINANCIAL TRUST CORP, NASDAQ MARKET INDEX AND MG GROUP INDEX
                            (MIDDLE ATLANTIC BANKS)

                               Graph Plot Points



COMPANY                       1990      1991       1992     1993     1994       1995
-------                       ----      ----       ----     ----     ----       ----
Financial Trust Corp           100     128.85     194.41   280.29    255.40     277.59

Industry Index                 100     133.08     166.65   207.03    196.56     298.47
(Middle Atlantic Bank Index)

Broad Market                   100     128.38     129.64   155.50    163.26     211.77
(NASDAQ Market Index)

                     Assumes $100 invested on Jan. 1, 1991
                          Assumes Dividend Reinvested
                        Fiscal Year Ending Dec. 31, 1995

                                      - Source
                                         Media General Financial Services
                                         Richmond, VA

         TRANSACTIONS WITH DIRECTORS, EXECUTIVE OFFICERS AND ASSOCIATES

     Chambersburg Trust Company, Financial Trust Company, First National Bank and Trust Co. and Washington County National Bank have had in the past, and expect to have in the future, transactions in the ordinary course of their business with directors and officers of the Banks and the Corporation and their associates, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with other persons, which do not involve more than the normal risk of collectability or present other unfavorable features.

                              INDEPENDENT AUDITORS

     Ernst & Young LLP, independent auditors, continued to serve for the year 1995. No change in auditors is planned for the current year. Representatives of Ernst & Young are expected to be present at the Annual Meeting and will have the opportunity to make a statement or respond to appropriate questions.

                            PROPOSAL OF SHAREHOLDERS

     A shareholder wishing to present a proposal for inclusion in the Corporation's Proxy Statement for the 1997 Annual Shareholders' Meeting must submit such proposal to the following address no later than November 20, 1996:
Financial Trust Corp, Attn: Corporate Secretary, 1415 Ritner Highway, Carlisle, PA 17013.

                                 OTHER BUSINESS

     Management knows of no other business which will be presented for consideration at the Annual Meeting other than that described in the Notice of Annual Meeting, but if other matters are properly presented, it is the intention of the persons named in the proxy card to vote the proxies received by them in accordance with their best judgement on such matters.

     It is important that proxies be returned promptly. Shareholders are urged to date, sign and return the proxy in the enclosed envelope.

                                       By order of the Board of Directors,

                                       Lauren L. Shutt, Secretary

March 20, 1996

                              FINANCIAL TRUST CORP
            ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 24, 1996

   This Proxy is Solicited by the Board of Directors of Financial Trust Corp

   The Undersigned hereby appoints Robert W. Chilton and Robert M. Frey, Esq., or either of them, as the undersigned's proxies or proxy, with full power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Financial Trust Corp to be held April 24, 1996, and at any adjournment thereof (collectively the "Annual Meeting"), and to vote all shares of Common Stock of Financial Trust Corp at the Annual Meeting which the undersigned is entitled to vote at such Meeting, as fully as the undersigned could do if personally present, upon the following matters:

1. ELECTION OF DIRECTORS FOR TERMS AS INDICATED:
/  / FOR all nominees listed below              /  /  WITHHOLD AUTHORITY
     (except as marked to the contrary below)         to vote for all nominees
     One Year Term:  James E. Byron and
                     Thomas H. Shank
     Two Year Term:  M.L. Patterson, Jr.

     Three Year Term: Lynn S. Baker, Harold L. Brake, George F. Henneberger,
                      Richard G. King, William F. Shull, Paul L. Strickler and Mary Ann Warrell

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the line below.)



-------------------------------------------------------------------------------

     A vote FOR the election of Directors includes discretionary authority to vote for any substituted nominee, if any nominee named above is unable to serve or for good cause will not serve.

2. In their discretion, the proxy or proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting and any adjournment thereof.

     This proxy when properly executed will be voted according to the specific directions above. If no such directions are given, this proxy will be voted FOR Proposal #1.

                                        PLEASE SIGN YOUR NAME EXACTLY AS IT
                                        APPEARS HEREON, AND MARK, DATE AND
                                        RETURN THIS PROXY AS SOON AS POSSIBLE in the enclosed envelope. No postage necessary if mailed in the United States in the enclosed self-addressed envelope.


                                        ---------------------------------------
                                        Signature


                                        ---------------------------------------
                                        Signature

                                        Where shares are held by joint tenants,
                                        both should sign. If signing as attorney executor, administrator, trustee, guardian, custodian, corporate official or in any other fiduciary or representative capacity, please give your full title as such.

                                            Dated:______________,   19___